Exhibit 21

Subsidiaries of Registrant

As of October 1, 1994, M/A-COM, Inc., had the following principal subsidiaries:

Name                                 Percentage      Jurisdiction of
                                     of Ownership    Incorporation or
                                                     Organization
Dubilier GmbH                        100             Germany
Filcom Microwave, Inc.                80             Massachusetts
M/A-COM Eurotec B.V.                 100             Netherlands
M/A-COM France S.A.                  100             France
M/A-COM GmbH                         100             Germany
M/A-COM Government Products, Inc.    100             Massachusetts
M/A-COM Greenpar Limited             100             England
M/A-COM Iscom Ltd.                   100             Israel
M/A-COM Italia S.p.A.                100             Italy
M/A-COM Light Control Systems, Inc.  100             Massachusetts
M/A-COM Limited                      100             England
M/A-COM PHI, Inc.                    100             California
M/A-COM Puerto Rico, Inc.            100             Massachusetts
M/A-COM Sales Ltd.                   100             England
M/A-COM Transport, Inc.              100             Massachusetts
M/A-COM (U.K.) Limited               100             England
MIH, Inc.                            100             Delaware
NIHON M/A-COM K.K.                   100             Japan

Notes:

1. The "Percentage of Ownership" column includes ownership by M/A-COM, Inc., both direct and indirect through one or more intermediate subsidiaries. The indirect ownership is indicated in the notes below. Ownership through a nominee is stated in the name of the beneficial owner.

2. MIH, Inc., owns all of the capital stock of M/A-COM (U.K.) Limited. M/A-COM (U.K.) Limited owns all of the capital stock of M/A-COM Limited, M/A-COM Sales Ltd. and M/A-COM Greenpar Limited.

3.  M/A-COM GmbH owns all of the capital stock of Dubilier GmbH.